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                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of January 9, 2001, by and between KURT LEMVIGH born April 10, 1960, residing at Skovduevej 14, 2970 Horsholm, Denmark, hereafter referred to as ("Employee") and CARDIAC SCIENCE INC., a Delaware corporation (the "Company"). The Parties hereby agree as follows:

ARTICLE 1

        The Employee is engaged as of 15 February 2001 (will depend on mutual agreement between the employee and present employer) as President, European Operations. Employee shall be based in Copenhagen either at home or at offices to be determined. Employee has received a job description for this role.

ARTICLE 2

        The present agreement has been concluded for an indefinite period.

ARTICLE 3

        Office hours are from 8.30 to 4.30 p.m. In addition to the normal hours the employee shall be expected to work such other hours as may be required to fulfill the scope of your position. The working of such other hours is deemed to be covered buy your salary and will not attract additional compensation payments.

ARTICLE 4

        The employees gross salary is 1,470,000 DKr, to be paid in twelve equal monthly installments payable at the end of each month by transfer to Employee's personal bank account.

        Employee shall also participate in a variable compensation plan. The details of the variable compensation shall be set forth in a separate document and detail mutually agreed upon milestones. For the year 2001, Employer guarantees a performance bonus of 210,000 DKr (to be paid as follows - 25% each 90 days from hire date).

        Any bonuses, gifts or other payments which the Company may from time to time grant, to the extent not required by law or by Employees contract, shall be treated as having been granted or made in the Company's absolute discretion and shall not be considered part of the Employee's contractual remuneration.

ARTICLE 5

        The Employee agrees as follows:

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        To devote his full efforts and all of his working time to the interests of the Company, to accept no other employment or engage in nor outside business, to comply with the rules, regulations, directions and instructions which the management of the Company may establish for the proper conduct of this business and during the term of this Agreement; Employee acknowledges that, because of his employment hereunder, he will be in a confidential relationship with the Company and will have access to confidential information and trade secrets of the Company.

        Employee acknowledges and agrees that the following constitutes confidential and/or trade secret information belonging exclusively to Company (collectively "Confidential Information"):

                (a) all information related to customers including, without limitation, customer lists, the identities of existing, past or prospective customers, prices charged or proposed to be charged to customers, customer contacts, special customer requirements and all related information;

                (b)     marketing plans, materials and techniques; and

                (c) all know-how, devices, compilations of information, copyrightable material and technology and technical information, relating to the business of the Company.

        Employee agrees that except in the limited performance of his duties under this Agreement, Employee shall not use for his own benefit or disclose to any third-party Confidential Information acquired by reason of his employment under this Agreement or his former status as officer of the Company. This
Article 5 shall survive termination of this Agreement.

                Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented by Employee in the course of his employment under this Agreement and which pertain to any aspect of the business of the Company, or its subsidiaries, affiliates or customers, shall be the sole and absolute property of the Company, and Employee shall make prompt report thereof to the Company and promptly execute any and all documents reasonably requested to assure the Company the full and complete ownership thereof.

                All records, files, lists, drawings, documents, equipment and similar items relating to the Company's business which Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall return promptly to the Company all property of the Company in his possession and Employee represents that he will not copy, or cause to be copied, printed, summarized or compiled, any software, documents or other materials originating with and/or belonging to the Company. Employee further represents that he will not retain in his possession any such software, documents or other materials in machine or human readable forms. This Article 5 shall survive termination of this Agreement.

ARTICLE 6

        The Employee will be entitled to an annual vacation of 5 weeks in accordance with Danish

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"Ferielov", the dates of which shall be mutually determined.

ARTICLE 7

In case of termination of the Agreement, the notice period shall be 6 months for the employer and one month for the employee.

ARTICLE 8

        Employee shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable business expenses and other any expense made for the Company in accordance with the applicable Company travel and lodging policy and Danish legislation, will be reimbursed to the Employee upon presentation of justifying documents.

ARTICLE 9

        The employment is in accordance with the Danish "Funktionaerlov".

        The parties have executed this Agreement the date first written above.


                                  By:       /s/ Raymond W. Cohen
                                            ------------------------
                                            Raymond W. Cohen
                                            Chief Executive Officer
                                            Cardiac Science Inc


                                  Accepted: [ILLEGIBLE] /s/ Kurt Lemvigh
                                            -----------------------------
                                            Kurt Lemvigh
                                            Employee